Exhibit 12.2

Campus Crest Communities, Inc. and

Campus Crest Communities Predecessor

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	The Company								Predecessor
	Nine Months Ended September 30, 2013		Year Ended December 31, 2012		Year Ended December 31, 2011		Period October 19, 2010 through December 31, 2010(1)		Period January 1, 2010 through October 18, 2010(1)		Year Ended December 31, 2009		Year Ended December 31, 2008
	(dollars in thousands)
Earnings:
Income (loss) from continuing operations before taxes, noncontrolling interests and equity in earnings of unconsolidated subsidiaries	$6,081		$10,128		$5,336		$(799)		$(18,380)		$(13,631)		$(26,097)
Add: Fixed charges	14,504		18,044		8.838		2,324		19,464		14,113		16,735
Add: Distributions of earnings from unconsolidated entities	—		766		—		—		—		—		—
Add: Amortization of capitalized interest	143		113		53		1		113		137		127
Less: Capitalized interest	(2,290)		(2,385)		(1,950)		(175)		(85)		(381)		(1,789)
Total earnings (loss)	$18,438		$26,666		$12,277		$1,351		$1,112		$238		$(11,024)

Fixed charges:
Interest expense (excluding amortization of deferred financing costs)	$7,675		$8,707		$5,550		$554		$18,531		$12,904		$14,148
Amortization of deferred financing costs	1,089		2,838		1,338		1,595		848		828		798
Capitalized interest	2,290		2,385		1,950		175		85		381		1,789
Dividends on preferred stock	3,450		4,114		—		—		—		—		—
Combined fixed charges	$14,504		$18,044		$8,838		$2,324		$19,464		$14,113		$16,735

Ratio of earnings to combined fixed charges and preferred stock dividends(2)	1.27	x	1.48	x	1.39	x	0.58	x	0.06	x	0.02	x	— (3)

(1)	Our initial public offering was completed October 19, 2010.
(2)	The shortfall of earnings to combined fixed charges and earnings to combined fixed charges and preferred stock dividends for Campus Crest Communities, Inc. for the period October 19, 2010 through December 31, 2010 was approximately $1.6 million and for the Company Predecessor for the period January 1, 2010 through October 18, 2010 and for the years ended December 31, 2009, 2008 was approximately $20.4 million, $17.4 million and $27.8 million respectively.
(3)	Earnings for the period were less than zero.